Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Third Quarter 2018 Results

BATON ROUGE, Louisiana — (October 25, 2018) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the third quarter ended September 30, 2018.

THIRD QUARTER 2018 SUMMARY

•	Revenues increased 24.3% to $322.1 million versus $259.2 million a year ago.

•

Net income was $21.3 million in the third quarter compared to net income of $8.5 million and adjusted net income of $27.1 million a year ago.[1] The effective income tax rate was 26.4% in the third quarter of 2018 and (11.7)% in the third quarter of 2017.

•	Adjusted EBITDA increased 22.2% to $108.2 million in the third quarter compared to $88.5 million a year ago, yielding a margin of 33.6% of revenues compared to 34.2% a year ago.

•	Rental revenues increased 24.2% to $156.0 million in the third quarter compared to $125.6 million a year ago.

•	New equipment sales increased 39.4% to $68.2 million in the third quarter compared to $48.9 million a year ago.

•	Used equipment sales increased 36.2% to $30.3 million in the third quarter compared to $22.3 million a year ago.

•	Gross margin was 35.6% compared to 36.3% a year ago. The decrease in gross margin was primarily a result of a shift in revenue mix to lower margin new equipment sales revenue.

[1]

In the third quarter of 2017, the Company completed its offering of new 8-year 5.625% senior unsecured notes and the repurchase and redemption of its previously outstanding 7% senior unsecured notes. The Company’s operating results for the third quarter of 2017 include a $25.4 million non-recurring item associated with the premiums paid to repurchase and redeem the old notes and the write-off of unamortized note discount and deferred transaction costs associated therewith and $8.7 million of income, net of merger costs, resulting from the termination of our merger agreement with Neff Corporation.

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H&E Equipment Services Reports Third Quarter 2018 Results

October 25, 2018

•	Rental gross margins were 50.0% in the third quarter of 2018 compared to 49.7% a year ago.

•

Average time utilization (based on original equipment cost) was 71.0% compared to 73.3% a year ago. The size of the Company’s rental fleet based on original acquisition cost increased 25.3% from a year ago, to $1.8 billion.

•	Average rental rates increased 2.2% compared to a year ago and 0.8% sequentially.

•	Dollar utilization was 35.9% in the third quarter compared to 36.0% a year ago.

•	Average rental fleet age at September 30, 2018, was 33.8 months compared to an industry average age of 44.5 months.

John Engquist, H&E Equipment Services’ chief executive officer, said, “Our business performed well during the third quarter as we took advantage of the strength in the non-residential construction markets. Ongoing rental rate improvement as well as solid broad-based demand throughout our geographic footprint drove a 24.2% increase in rental revenues. Despite organically growing our fleet by $236.6 million year-to-date, physical utilization remained strong and we achieved our expected year-over-year and sequential rental rate increases. Now that this significant fleet investment has been absorbed into the business, our utilization has returned to industry leading levels during the fourth quarter. A year ago, our utilization was at unsustainable levels and resulted in missed opportunities in our end markets. We believe our fleet investment has positioned us well for the rest of this year and for 2019. The momentum in our distribution business continued during the quarter with new equipment sales increasing 39.4%, largely due to an increase in new crane sales of 51.2% from a year ago. Demand for new earthmoving equipment was also solid, increasing 39.3%. Overall, it was a good quarter for our business.”

Engquist concluded, “As we move into the fourth quarter, project activity remains strong resulting in healthy demand for rental equipment and is consistent with the ongoing strength in the non-residential construction markets, which is forecast to continue into 2019. Lastly, our stated growth strategy including both acquisitions and organic expansion remains on track.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2018:

Revenue

Total revenues increased 24.3% to $322.1 million in the third quarter of 2018 from $259.2 million in the third quarter of 2017. Equipment rental revenues increased 24.2% to $156.0 million compared with $125.6 million in the third quarter of 2017. New equipment sales increased 39.4% to $68.2 million from $48.9 million a year ago. Used equipment sales increased 36.2% to $30.3 million compared to $22.3 million a year ago. Parts sales increased 6.6% to $31.5 million from $29.5 million in the third quarter of 2017. Service revenues increased 2.0% to $16.4 million compared to $16.1 million a year ago.

Gross Profit

Gross profit increased 22.0% to $114.7 million from $94.0 million in the third quarter of 2017. Gross margin was 35.6% for the quarter ended September 30, 2018, as compared to 36.3% for the quarter ended September 30, 2017. On a segment basis, gross margin on rentals was 50.0% in the third quarter of 2018 compared to 49.7% in the third quarter of 2017. On average, rental rates were 2.2% higher than rates in the third quarter of 2017. Time utilization (based on original equipment cost) was 71.0% in the third quarter of 2018 compared to 73.3% a year ago.

Gross margins on new equipment sales increased to 11.5% in the third quarter compared to 10.9% a year ago. Gross margins on used equipment sales were 32.3% compared to 32.1% a year ago. Gross margins on parts sales were 26.5% in the third quarter of 2018 compared to 26.9% in the third quarter of 2017. Gross margins on service revenues were 65.7% for the third quarter of 2018 compared to 65.4% in the third quarter of 2017.

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H&E Equipment Services Reports Third Quarter 2018 Results

October 25, 2018

Rental Fleet

At the end of the third quarter of 2018, the original acquisition cost of the Company’s rental fleet was $1.8 billion, an increase of $354.8 million from the end of the third quarter of 2017. Dollar utilization was 35.9% compared to 36.0% for the third quarter of 2017.

Selling, General and Administrative Expenses

SG&A expenses for the third quarter of 2018 were $70.3 million compared with $55.2 million the prior year, a $15.1 million, or 27.4%, increase. SG&A expenses in the third quarter of 2018 as a percentage of total revenues were 21.8% compared to 21.3% a year ago. Included in SG&A for the third quarter of 2017 was the reclassification of $2.2 million of merger and acquisition transaction costs related to the termination of our previously proposed acquisition of Neff Corporation, which we did not ultimately consummate, of such amounts from SG&A to Merger Costs (net of Breakup Fee Proceeds). Excluding this $2.2 million favorable impact to SG&A expenses in the three month period ended September 30, 2017, total SG&A expenses for the three month period ended September 30, 2017, would have been $57.4 million, or 22.2% of total revenues, compared to SG&A expenses of $70.3 million, or 21.8% of total revenues, for the three month period ended September 30, 2018.

The remaining increase in SG&A was attributable to higher labor, wages, incentives and other employee benefits costs of $8.9 million due to the CEC and Rental Inc. acquisitions completed in 2018, a larger workforce and higher compensation related to our improved profitability. In addition, our results for the quarter ended September 30, 2018, include $0.9 million of amortization expense associated with the recognition of intangible assets resulting from the CEC and Rental Inc. purchase price allocations. Expenses related to Greenfield branch expansions increased $0.6 million compared to a year ago.

Income from Operations

Income from operations for the third quarter of 2018 decreased 4.9% to $45.3 million, or 14.1% of revenues, compared to $47.7 million, or 18.4% of revenues, a year ago. The year-ago period included ($8.7) million of merger costs, net of breakup fee proceeds resulting from the termination of a merger agreement. Excluding the net merger costs, income from operations increased 16.9% to $45.5 million, or 14.1% of revenues for the third quarter of 2018 compared to $39.0 million, or 15.0% of revenues a year ago.

Interest Expense

Interest expense was $16.7 million for the third quarter of 2018 compared to $15.1 million a year ago.

Net Income and Adjusted Net Income

Net income was $21.3 million, or $0.59 per diluted share, in the third quarter of 2018 compared to net income of $8.5 million, or $0.24 per diluted share, in the third quarter of 2017. Adjusted net income a year ago was $27.1 million, or $0.76 per diluted share. Our effective income tax rate was 26.4% in the third quarter of 2018 compared to (11.7)% in the year ago period, which was due primarily to a discrete item related to unrecognized tax benefits as a result of a lapse of the applicable statute of limitations.

Adjusted EBITDA

Adjusted EBITDA for the third quarter of 2018 increased 22.2% to $108.2 million compared to $88.5 million in the third quarter of 2017. Adjusted EBITDA as a percentage of revenues was 33.6% compared with 34.2% in the third quarter of 2017.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA and Adjusted net income). Please refer to our Current Report on Form 8-K for a description of these

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H&E Equipment Services Reports Third Quarter 2018 Results

October 25, 2018

measures and of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss third quarter results today, October 25, 2018 at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 323-794-2575 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on October 25, 2018, and will continue through November 3, 2018, by dialing 719-457-0820 and entering the confirmation code 2474469.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on October 25, 2018, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 89 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) security breaches and other disruptions in our information technology systems; (11) adverse weather events or natural disasters; (12) compliance with laws and regulations, including those

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H&E Equipment Services Reports Third Quarter 2018 Results

October 25, 2018

relating to environmental matters and corporate governance matters; and (13) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Third Quarter 2018 Results

October 25, 2018

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2018	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017
Revenues:
Equipment rentals	$156,037	$125,616	$429,227	$351,303
New equipment sales	68,233	48,940	183,265	128,883
Used equipment sales	30,294	22,250	87,287	75,219
Parts sales	31,484	29,534	89,916	86,259
Service revenues	16,426	16,097	48,250	47,121
Other	19,667	16,725	55,042	46,568

Total revenues	322,141	259,162	892,987	735,353

Cost of revenues:
Rental depreciation	55,060	43,255	152,700	125,996
Rental expense	22,936	19,988	66,281	58,524
New equipment sales	60,394	43,609	162,465	114,440
Used equipment sales	20,512	15,116	59,221	51,979
Parts sales	23,129	21,577	65,677	62,735
Service revenues	5,628	5,567	16,430	15,898
Other	19,752	16,024	54,795	46,743

Total cost of revenues	207,411	165,136	577,569	476,315

Gross Profit	114,730	94,026	315,418	259,038
Selling, general, and administrative expenses	70,346	55,203	205,272	172,328
Merger costs, net of merger breakup fee proceeds	219	(6,506)	439	(6,506)
Gain on sales of property and equipment, net	1,153	2,325	6,040	4,431

Income from Operations	45,318	47,654	115,747	97,647
Loss on early extinguishment of debt	—	(25,363)	—	(25,363)
Interest expense	(16,715)	(15,060)	(47,061)	(41,665)
Other income, net	368	346	1,222	1,156

Income before provision for income taxes	28,971	7,577	69,908	31,775
Provision for income taxes	7,657	(885)	18,345	8,045

Net income	$21,314	$8,462	$51,563	$23,730

NET INCOME PER SHARE:
Basic – Net income per share	$0.60	$0.24	$1.45	$0.67

Basic – Weighted average number of common shares outstanding	35,719	35,543	35,649	35,494

Diluted – Net income per share	$0.59	$0.24	$1.44	$0.67

Diluted – Weighted average number of common shares outstanding	35,926	35,715	35,904	35,656

Dividends declared per common share	$0.275	$0.275	$0.825	$0.825

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H&E Equipment Services Reports Third Quarter 2018 Results

October 25, 2018

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	Sept. 30, 2018	Dec. 31, 2017
Cash	$5,088	$165,878
Rental equipment, net	1,153,244	904,824
Total assets	1,723,976	1,467,717
Total debt (1)	1,169,796	951,486
Total liabilities	1,483,568	1,250,924
Stockholders’ equity	240,408	216,793
Total liabilities and stockholders’ equity	$1,723,976	$1,467,717

(1)	Total debt consists of the aggregate amounts on the senior secured credit facility, senior unsecured notes and capital lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2018	2017	2018	2017
Net Income	$21,314	$8,462	$51,563	$23,730
Interest Expense	16,715	15,060	47,061	41,665
Provision (benefit) for income taxes	7,657	(885)	18,345	8,045
Depreciation	61,342	49,231	171,067	144,088
Amortization of intangibles	930	—	2,415	—
EBITDA	$107,958	$71,868	$290,451	$217,528
Merger costs (net of merger breakup fee proceeds)	219	(8,706)	439	(6,506)
Loss on early extinguishment of debt	—	25,363	—	25,363
Adjusted EBITDA	$108,177	$88,525	$290,890	$236,385

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H&E Equipment Services Reports Third Quarter 2018 Results

October 25, 2018

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30, 2017
	As Reported	Adjustment (1)	Adjusted
Income before provision (benefit) for income taxes	$7,577	$16,657	$24,234
Provision (benefit) for income taxes	(885)	(1,949)	(2,834)

Net income	$8,462	$18,606	$27,068

NET INCOME PER SHARE
Basic – Net income per share	$0.24		$0.76

Diluted – Net income per share	$0.24		$0.76

Weighted average number of common shares outstanding
Basic	35,543		35,543

Diluted	35,715		35,715

	Nine Months Ended September 30, 2017
	As Reported	Adjustment (1)	Adjusted
Income before provision (benefit) for income taxes	$31,775	$18,857	$50,632
Provision (benefit) for income taxes	8,045	4,771	12,816

Net income	$23,730	$14,086	$37,816

NET INCOME PER SHARE
Basic – Net income per share	$0.67		$1.07

Diluted – Net income per share	$0.67		$1.06

Weighted average number of common shares outstanding
Basic	35,494		35,494

Diluted	35,656		35,656

(1)

Adjustment includes premium paid to repurchase or redeem the Company’s 7% senior unsecured notes and the write-off of unamortized deferred transaction costs. Adjustment also includes the net merger breakup fee proceeds resulting from the merger agreement termination with Neff Corporation.

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